Exhibit 16.1
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of W Holding Company, Inc.’s Form 8-K dated January 22, 2009, and have the following comments:
1.	We agree with the statements made in the first, second, third and eighth paragraphs, and in the first sentence of the fourth paragraph.

2.	We have no basis to agree or disagree with the statements made in the second sentence of the fourth paragraph and in the fifth, sixth, and seventh paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP
San Juan, Puerto Rico
January 30, 2009